                                                                      EXHIBIT 11
                         SCIENTIFIC GAMES HOLDINGS CORP.
                        COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)







                                                          Three-month period            Six-month period
                                                             ended June 30,               ended June 30,
                                                           1998          1997          1998          1997
                                                           ----          ----          ----          ----
Net income(loss) .................................      $  4,853      $ (6,653)      $  8,629      $ (1,166)

ADD:  In-process technology and pull-tab
 business write-offs, net of tax .................             0        12,502              0        12,502
                                                        --------      --------       --------      --------
Net income excluding write-offs ..................         4,853         5,849          8,629        11,336
                                                        ========      ========       --------      ========
Average common shares outstanding - basic ........        12,316        12,142         12,153        12,152

Dilutive effect of stock options and
non-vested restricted stock awards ...............           189           421            251           428
                                                        --------      --------       --------      --------
Average common shares outstanding - diluted ......        12,505        12,563         12,404        12,580
                                                        ========      ========       ========      ========
Basic net income(loss) per common share ..........      $   0.39      $  (0.55)      $   0.71      $  (0.10)
                                                        ========      ========       ========      ========
Diluted net income(loss) per common share ........      $   0.39      $  (0.55)      $   0.70      $  (0.10)
                                                        ========      ========       ========      ========
Pro forma net income per common share,
excluding write-offs - basic .....................      $   0.39      $   0.48       $   0.71      $   0.93
                                                        ========      ========       ========      ========
Pro forma net income per common share,
excluding write-offs - diluted ...................      $   0.39      $   0.47       $   0.70      $   0.90
                                                        ========      ========       ========      ========